STOCK PURCHASE AGREEMENT

                            Dated as of March 9, 2007

                                 by and between

                         GALES INDUSTRIES INCORPORATED,
                                      Buyer

                                       and

                          JOHN GANTT AND LUGENIA GANTT,
                                  Shareholders

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is entered into as of March 9, 2007 (the "Agreement") by GALES INDUSTRIES INCORPORATED, a Delaware corporation (the "Buyer"), and JOHN GANTT AND LUGENIA GANTT, the shareholders (each a "Shareholder," collectively, the "Shareholders") of WELDING METALLURGY, INC., a New York corporation (the "Company").

                                    RECITALS

      WHEREAS, the Shareholders are collectively the record and beneficial owners of one hundred (100) shares of common stock, no par value, of the Company (the "Shares"), which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company; and

      WHEREAS, the Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desires to sell the Shares to the Buyer, on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement):

      "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

      "Affiliated Group" with respect to any Person, means any other Person in which such Person has, directly or indirectly or through one or more intermediaries, an ownership interest or the right to counsel the business affairs or operations of that Person by contract, agreement or otherwise.

      "Assets" means all of the assets of the Company including, without limitation, any and all assets reflected in the Financial Statements, with such additions thereto and deletions therefrom as have occurred or shall occur in the ordinary course of business between the Cut-Off Date and the Closing.

      "Business" means the business currently being conducted by the Company.


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

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" shall mean any agreement, contract, obligation, promise, undertaking, indenture, mortgage, policy, arrangement, or instrument, including any amendment thereto, fixed or contingent, written or oral, expressed or implied.

      "Environmental Damages" means all claims, judgments, damages (other than special or consequential damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from: (i) the presence or release of Hazardous Materials in or into the environment, on or prior to the Closing Date, in violation of applicable Environmental Laws upon, beneath or from any real property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported or disposed of Hazardous Materials; or (ii) any violation of Environmental Laws by the Company on or prior to the Closing Date. Environmental Damages attributable to any individual shall include only that portion of any punitive damages assessed against the Company as direct result of actions taken by or omissions of that individual.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Body" mean any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "Hazardous Materials" means any substance in amounts and concentrations that: (i) require reporting, investigation, removal or remediation under any Environmental Law; (ii) are regulated as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iii) causes a nuisance, trespass or other tortuous condition or poses a hazard to the health or safety of persons; or (iv) contains gasoline, diesel fuel or other petroleum fuels, PCBs, asbestos or urea formaldehyde foam insulation.

      "IRS" means the Internal Revenue Service.


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

      "Knowledge" a Person will be deemed to have "Knowledge" of a particular fact or other matter if (a) such person is actually aware of such fact or other matter, or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. "Knowledge" with respect to the Company shall mean the Knowledge of the Shareholders.

      "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

      "Material Adverse Change" means any change or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, or results of operations of the Company or Buyer, as the case may be, other than changes or effects arising out of (i) general economic conditions; (ii) the financial markets; and (iii) the entering into or public disclosure of this Agreement or the transactions contemplated hereby.

      "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past practice.

      "Permits" shall mean any and all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the operation of the Business by the Company as presently conducted.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

      "Regulatory Approvals" shall mean all regulatory approvals, exemptions, lapses of waiting periods, written opinions or other actions by the federal, state and local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

      "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same do not in any material respect interfere with the Company's operation of the Business and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.


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

      "Subsidiary" of an entity shall mean any entity of which more than 50% of the outstanding voting capital stock or the power to elect a majority of the Board of Directors or other governing body of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the future occurrence of any contingency) is at the applicable time directly or indirectly owned, controlled or held by such entity, or by such entity and one or more other subsidiaries of such entity, or by one or more other subsidiaries of such entity.

      "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied by a federal, state, local or foreign taxing authority in connection with Taxes.

      "Tax" or "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

      "Transaction Documents" means this Agreement, the Escrow Agreement, the Note, the Pledge Agreement, the Consulting Agreement and the Registration Rights Agreement.

                                    ARTICLE 2
                           SALE AND PURCHASE OF SHARES

Section 2.1. Purchase and Sale of Shares.

      In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Shareholders, and the Shareholders agree to sell, assign, and deliver to the Buyer, all right, title and interest in and to the Shares.

Section 2.2. Delivery of Possession and Instruments of Transfer.

      At the Closing (as hereinafter defined), the Shareholders shall sell, assign and deliver to the Buyer, against payment of the Purchase Price therefore as provided in Section 2.3, certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed or notarized, and such other instruments of transfer reasonably requested by the Buyer for consummation of the transactions contemplated under this Agreement and as are necessary to vest in the Buyer, title in and to the Shares, free and clear of any Security Interest, claims or restrictions, other than restrictions imposed by federal or applicable state securities laws.

Section 2.3. Purchase Price.

      (a) Subject to adjustment in accordance with subparagraphs (b) and (c), the consideration payable by the Buyer to the Shareholders for the Shares (the "Purchase Price") shall be (i) four million dollars ($4,000,000) in cash or readily available funds; (ii) one-million five hundred thousand dollars ($1,500,000) to be paid in accordance with a secured three-year promissory note dated the Closing Date, substantially in the form of Exhibit A hereto (the "Note"); and (iii) the Purchase Price Shares (as defined below). Payment of the amounts due under the Note shall be secured by a pledge of the Shares evidenced by a Pledge Agreement. The Shareholders acknowledge that the lien created by the Pledge shall be second to the lien securing the Senior Indebtedness, as such term is defined in the Note. Unless jointly directed otherwise by the Shareholders, the Buyer shall pay one-half of each form of the consideration to each Shareholder.

      The number of the "Purchase Price Shares" shall be equal to the result obtained by dividing $550,000 by nine-tenths of the average closing price of the Buyer's Common Stock (the "Deemed Market Price") as quoted by the OTC Bulletin Board during the 20 trading days immediately preceding the Closing Date.

      (b) As soon as practicable following the Closing Date, Buyer shall prepare the balance sheet of the Company at the close of business on the day immediately prior to the Closing Date, without giving effect to the transaction contemplated hereby. Such balance sheet shall be referred to herein as the "Closing Balance Sheet". The Closing Balance Sheet shall be prepared on a basis consistent with the accounting policies, practices and assumptions utilized the by Company in the preparation of its financial statements for the year ended December 31, 2006. Shareholders will provide the Buyer with such assistance as may be reasonably necessary in connection with the preparation of the Closing Balance Sheet.

      Immediately after the Closing Balance Sheet has been completed, the Buyer shall determine the "Working Capital" (as defined below) of the Company as of the Closing Date using the amounts shown on the Closing Balance Sheet. For purposes of this Agreement, Working Capital shall mean the cash and accounts receivable of the Company when acquired by Buyer less the accounts payable (including accrued payroll) of the Company when acquired by the Buyer.

      The Buyer's determination of the Working Capital shall be delivered to the Shareholders in writing no later than 60 days after the Closing Date (the "Working Capital Statement") During the 25-day period following the Shareholders' receipt of the Working Capital Statement, the Shareholders' accountants will be permitted to review the work papers of Company underlying the Closing Balance Sheet and will have access to the Company's personnel as may be reasonably necessary in connection therewith and, in general, the Buyer will cooperate with the Shareholders and the Shareholders' accountants in facilitating such review. The Working Capital Statement shall become final and binding upon the parties on the twenty-fifth day following the Shareholders' receipt thereof unless a Shareholder gives written notice of disagreement as to the Closing Balance Sheet or the Working Capital Statement ("Notice of Disagreement") to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received in a timely manner then the Working Capital Statement shall become final and binding upon the parties on the earlier of (x) the date the parties resolve all differences they have with respect to any matter specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved by the Arbitrators (as defined below). The Working Capital Statement that becomes final and binding on the parties in accordance with the terms of this Section is referred to herein as the "Final Working Capital Statement".

      During the 15-day period following the delivery of any Notice of Disagreement, the parties shall attempt to resolve any differences they may have with respect to any matter specified therein. If, at the end of such 15-day period, the parties have not reached agreement on such matters, any party may demand that the matters which remain in dispute be submitted to arbitrators (the "Arbitrators"), for review and resolution. The Arbitrators shall be two persons or entities with offices in New York City, Nassau or Suffolk County, one of which shall be selected by each of Buyer and the Shareholders. If within 10 days of receipt by the Arbitrators of the matters which remain in dispute, the Arbitrators have failed to resolve such matters, the Arbitrators shall mutually agree upon a third person or entity with offices in New York City (the "Third Arbitrator") to review and resolve the disputed matters. The decision of the Third Arbitrator with respect to all disputed matters shall be final and binding on the parties.

      The fees of each Arbitrator shall be borne by the party selecting such person or entity. The fees of the Third Arbitrator, if any, shall be borne fifty percent by the Buyer and fifty percent by the Shareholders.

      (c) The excess, if any, of $-0- over the Working Capital as of the Closing Date as reflected on the Final Working Capital Statement is referred to herein as the "Deficiency." The excess of the Final Working Capital over $-0- is referred to herein as the "Surplus." If it is determined that there is a Surplus, the Company shall pay the same to the Shareholders within ten days of the determination of the Final Working Capital Statement. If it is determined that there is a Deficiency, the Shareholders shall pay the same to the Company within ten days of the determination of the Final Working Capital Statement. Any amount that may be due from the Shareholders shall first be paid by the surrender of such number of shares of common stock as are then being held in escrow as determined by dividing the Deficiency by the Deemed Market Price. If the Deficiency exceeds $275,000, the balance shall be paid in cash within ten days of the determination of the Final Working Capital Statement. Any amount paid pursuant to this Section shall be deemed an increase (or decrease) of the Purchase Price.

                                    ARTICLE 3
                                     CLOSING

Section 3.1. Date, Time and Place of Closing.

      The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York at 10:00 a.m. local time, on April 30, 2007, or at such other date, time or place agreed by the Buyer and the Shareholders. The time and date of the Closing is referred to as the "Closing Date".

Section 3.2. Required Documents; Covenant of Further Assurance.

      All certificates, instruments, agreements, consents, approvals and other documents required by Article 8 as conditions to the Closing, and all appropriate receipts, will be delivered to the Buyer and the Shareholders at the Closing. The Shareholders, at any time and from time to time after the Closing Date upon request of the Buyer, will execute, acknowledge and deliver all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and instruments of conveyance and assignment and take such other action as the Buyer may reasonably request to transfer to and vest in the Buyer, and to put the Buyer in possession of, all of the Shares, free and clear of all restrictions, claims or Security Interests, other than restrictions on transfer under federal and applicable state securities laws, and otherwise to carry out the transactions contemplated by this Agreement.


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

Section 3.3. Escrow.

      In order to secure the Shareholders' obligations to indemnify the Buyer pursuant to the terms of Article 10 hereof, the Buyer shall deliver or cause to be delivered to Eaton & Van Winkle LLP (the "Escrow Agent") one half (1/2) of the Purchase Price Shares (the "Escrow Shares"). The Escrow Shares shall be held by the Escrow Agent subject to the terms and conditions of an Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement").

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

      As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, the Shareholders, hereby represent and warrant to the Buyer as of the date hereof (or if an earlier date as specified in such representation and warranty, as of such earlier date):

Section 4.1. Organization, Good Standing, Power

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own, lease and operate its assets and to carry on the Business as now being conducted. The Company is authorized or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 4.1. The minute books, stock ledgers and stock transfer records of the Company will be furnished to the Buyer for review. Except as set forth on Schedule 4.1, such minute books contain the minutes of all meetings of the shareholders and board of directors of the Company and copies of all actions taken by consent of the shareholders and directors of the Company. Except as set forth in Schedule 4.1, all such meetings were duly called and held, and a quorum was present and acting throughout each such meeting, and all such consents were duly executed by all parties thereto.

Section 4.2. Articles of Incorporation and By-Laws.

      Correct and complete copies of the Articles of Incorporation (the "Articles of Incorporation") and By-laws (the "By-laws") of the Company, in each case as amended to date will be made available to the Buyer.

Section 4.3. Shares.

      Each of the Shareholders has good, valid and marketable title to 50 of the Shares, free and clear of any covenant, condition, restriction, voting arrangement, charge, Security Interest, option or adverse claim, other than restrictions on transfer under federal and applicable state securities laws. Upon delivery of certificates representing the Shares and payment of the Purchase Price pursuant to Section 2.3, the Buyer will acquire good and marketable title to the Shares, free and clear of any Security Interest, restrictions or claims.


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

Section 4.4. Capital Stock.

      (a) The Company has authorized capital stock consisting solely of 200 shares of common stock, no par value, of which 100 are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws. No person to whom any share was issued and no person claiming through any such person has any claim against the Company in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.

      (b) There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any shares of capital stock or any other securities of the Company.

Section 4.5. Subsidiaries, Divisions and Affiliates.

      The Company has no Subsidiaries and does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

Section 4.6. Authorization.

      Each Shareholder possesses the legal right and capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver or giving any notice, except as set forth in
Schedule 4.6. The Shareholders have taken all shareholder action required by applicable law, the Company's Articles of Incorporation, By-laws or otherwise, required to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and all other Transaction Documents to which a Shareholder is a party have been, or will be, duly executed and delivered by the Shareholders and constitute the legal, valid and binding obligations of the Shareholder which is a party thereto, enforceable against such Shareholder in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.7. Effect of Agreement.

      Except as set forth in Schedule 4.7, the execution, delivery and performance of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the Company, a Shareholder or the Business is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Company, a Shareholder or the Business; or
(c) result in the breach of or conflict with any term, covenant, condition or provision of, or, constitute a default under, or result in the creation or imposition of any Security Interest upon any of the Assets or Shares pursuant to the Articles of Incorporation or the By-laws, or any commitment, contract or other agreement or instrument, including any of the Contracts, to which the Company is a party or by which any of the Assets or Shares are bound.

Section 4.8. Governmental and Other Consents.

      Except as set forth on Schedule 4.8, (i) no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Shareholders of this Agreement or any other Transaction Documents to which a Shareholder is a party, or the taking of any action herein contemplated; and (ii) no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature to which a Shareholder is party to, or by which the Shares or Assets are bound by or subject to, or from which the Company receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Shareholders of this Agreement or any other Transaction Documents to which a Shareholder is a party, or the taking of any action herein contemplated.

Section 4.9. Financial Statements.

      Copies of the unaudited Balance Sheets and Income Statements of the Company as of, and for the fiscal years ended, December 31, 2006 ("FY `06") and December 31, 2005 ("FY `05") (the "Financial Statements") have been made available to the Buyer and have been prepared from the books and records of the Company on a consistent basis. December 31, 2006 is referred to herein as the "Cutoff Date." The Company's Sales for FY '06 and FY `05 were no less than $4,900,000 and $5,300,000, respectively, the Company's Distributions for FY '06 and FY `05 were no less than $972,000 and $2,500,000, respectively and the wages and salaries paid to members of the Gantt family by the Company for FY '06 and FY `05 were no less than $1,200,000 and $847,000, respectively.

Section 4.10. No Undisclosed Liabilities.

      Except as set forth in Schedule 4.10, the Company has no liabilities or obligations of any nature (whether known and whether absolute, accrued, contingent or otherwise) and, to the Shareholders' Knowledge there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any material liabilities to the Company, other than those that are reflected or reserved against in the balance sheets contained in the Financial Statements for 2006, except for liabilities incurred in the Ordinary Course of Business since the Cutoff Date.

Section 4.11. Absence of Certain Changes or Events.

      Since the Cutoff Date, the Company has used commercially reasonable efforts to preserve the business organization of the Company intact, to keep available to the Company the services of all current officers and employees of the Company and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date.

      Except as set forth on Schedule 4.11, since the Cutoff Date, the Company has not suffered any Material Adverse Change in its assets, business, financial condition or results of operation, nor have any events occurred that have had, or might reasonably be expected to have, a material adverse effect on the financial condition or results of operations of the Company, taken as a whole. Except as set forth on Schedule 4.11, since the Cutoff Date, the Company has not
(a) incurred damage to or destruction of any Asset or Assets individually or in the aggregate having a replacement cost in excess of $10,000, whether or not covered by insurance; (b) incurred any obligation or liability (fixed or contingent) not in the ordinary course of business in excess of $10,000; (c) made or entered into contracts or commitments to make any capital expenditures in excess of $10,000; (d) encumbered any of the Assets with any Security Interest in addition to Security Interests in existence as of the Cutoff Date ,other than Security Interests imposed by operation of law; (e) sold, transferred or leased any Asset or Assets outside of the Ordinary Course of Business individually or in the aggregate having a replacement cost in excess of $10,000, or canceled or compromised any debt or material claims, except in each case, for the sale of inventory in the ordinary course of business; (f) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset owned by the Company; (g) amended or terminated any material Contracts; (h) waived or released any other rights of material value to the Company; (i) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for its Shareholdesr other than salary and reimbursement of expenses in amounts consistent with past practices; (j) redeemed any portion of its capital stock;
(k) entered into, or amended the terms of, any employment or consulting agreement so as to cause such agreement to not be terminable by the Company on less than 30-days notice without material liability to the Company; (l) incurred any indebtedness for borrowed money or guaranteed any indebtedness of another Person, or (m) entered into any transactions not in the Ordinary Course of Business which would, individually or in the aggregate, materially and adversely affect the Business.

Section 4.12. Title to Assets; Absence of Liens and Encumbrances.

      The Company has good and marketable title to, and owns outright, the Assets, free and clear of all Security Interests, other than those disclosed in the Financial Statements and those set forth in Schedule 4.12 (the "Permitted Encumbrances"). The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any real or personal property are in full force and effect and are set forth in Schedule 4.12. The Company enjoys peaceable and undisturbed possession under all such leases. All Assets are in material conformance with applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Company or the Shareholders.

      Schedule 4.12 contains a complete list of each parcel of real property owned or leased by the Company. The Company will make available to Buyer true and complete copies of (a) all leases, licenses or other occupancy agreements, including amendments and supplements thereto, to which the Company is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests and (b) with respect to real property owned by the Company, if any, all deeds, other instruments of title and policies of title insurance indicating and describing the Company's ownership of such real property, as well as copies of any surveys of such real property, in the Company's possession. Except as set forth in Schedule 4.12, all buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Company in the conduct of the Business are in reasonably good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and are adequate and suitable for the uses to which they are being put.

Section 4.13. Equipment.

      Set forth on Schedule 4.13 is (i) a correct and complete list and description of all items of equipment used in the Business having individually a fair market value of $10,000.00 or more as of the Cutoff Date, (ii) a list of all items of equipment having a fair market value of $10,000 or more disposed of since the Cutoff Date, and (iii) a description of all items of equipment used in the Business as of the date of this Agreement acquired since the Cutoff Date, at a cost in excess of $10,000 (collectively, the "Equipment").

Section 4.14. Insurance.

      There is now and there will be as of the Closing, in full force and effect with a reputable insurance company fire and extended insurance coverage with respect to all material tangible Assets in reasonable commercial amounts. There are no outstanding or unsatisfied written requirements imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. On Schedule
4.14 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business which resulted in claims individually in excess of $10,000, and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually are in excess of $10,000. There are no pending or threatened terminations or premium increases with respect to any of the policies or bonds on Schedule 4.14 other than premium increases in the Ordinary Course of Business, and there is no condition or circumstance applicable to the Business, other than the sale of the Shares pursuant to this Agreement, which could reasonably be expected to result in such termination or increase other than premium increases in the Ordinary Course of Business. The Company is in compliance with all material conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Business.

Section 4.15. Agreements, Arrangements

      (a) Except for open purchase orders in the ordinary course of business and as set forth on Schedule 4.15, the Company is not a party to, nor are the Assets or Shares subject to or bound by any:

            (i) lease agreement (whether as lessor or lessee) where the annual obligation of the Company exceeds $10,000;

            (ii) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefore), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights, other than agreements relating to off-the-shelf software used in the conduct of the Business;

            (iii) agreement with any banks or other persons, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

            (iv) agreement granting any person a Security Interest on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory, other than in the Ordinary Course of Business;

      (b) Except for open purchase orders in the ordinary course of business, agreements which may be terminated on no more than thirty (30) days notice without material liability to the Company or which are set forth on Schedule 4.15, the Company is not a party to any:

            (i) agreement, contract or order with any buying agent, supplier or other Person involved in the acquisition of supplies with an annual cost to the Company in excess of $10,000;

            (ii) non-competition, secrecy or confidentiality agreements, or any other agreement restricting the Company from doing business anywhere in the world;

            (iii) agreement or other arrangement for the sale of goods or services to any third party (including the government or any other governmental authority) in annual amounts in excess of $10,000;

            (iv) agreement with any distributor, dealer, leasing company, sales agent or representative,;

            (v) agreement, contract or order with any manufacturer, leasing company, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms), where the annual obligation of the Company is more than $10,000;

            (vi) agreement with any distributor or brokerage company, leasing company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of the products of the Business to its customers;

            (vii) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another Person;

            (viii) agreement for the incurrence of any capital expenditure in excess of $10,000;

            (ix) advertising, publication or printing agreement; and

            (x) agreement giving any party the right to renegotiate or require a reduction in prices to be paid or the repayment of any amount previously paid, to the Company.

      Correct and complete copies of all items required to be shown on Schedule
4.15 will be delivered or made available to Buyer prior to the date hereof.

      (c) Each of the Contracts is valid, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      (d) Except as set forth on Schedule 4.15, the Company has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its respective obligations under the Contracts. Furthermore, there has not occurred any default or any event which with the lapse of time or the election of any person other than the Company or the Shareholders, will become a default under any of the Contracts, except for such defaults, if any, which have been indicated on Schedule 4.15.

Section 4.16. Patents, Trademarks, Copyrights.

      Schedule 4.16 sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each patent or trademark ("Right") owned or used by the Company and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of the Business by the Company. Except as set forth on Schedule 4.16, neither any of the Shareholders nor the Company has sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any Person, and the Company has the entire right or right, title and interest (free and clear of all Security Interests) in and to the Rights owned or used by the Company to conduct the Business. To the Sharholders' Knowledge, neither the validity of the Rights, nor the use thereof by the Company, is the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. To the Shareholders' Knowledge, the conduct of the Business as currently operated, and the use of the Assets does not conflict with, or infringe upon, any legally enforceable rights of third parties.

Section 4.17. Permits.

      Set forth on Schedule 4.17 is a complete list of all Permits issued to the Company (the "Company Permits"). The Permits set forth in Schedule 4.17 are all Permits required to permit the Company to carry on the Business as currently conducted.

Section 4.18. Compliance with Applicable Laws.

      The conduct by the Company of the Business does not violate or infringe, and to the Shareholders' Knowledge there is no reasonable basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect and applicable to the Company, except in each case for violations or infringements which could not be reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, taken as a whole. The Company is not in default under any Company Permit, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court applicable to it.

      Section 4.19. Litigation.

      Except as set forth on Schedule 4.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending against the Company or which could prevent the consummation of the transaction contemplated hereby, before any court or governmental, administrative or other competent authority or private arbitration tribunal, nor (i) to the Knowledge of the Shareholders, is any such claim threatened and (ii) are there any facts known to the Shareholders which could reasonably be expected to give rise to claim, action, suit, proceeding, arbitration, investigation or hearing, which could result in a Material Adverse Change, or prevent the consummation of the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any obligation. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Assets or Business is subject. Neither the Company nor any current officer, director, or employee of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

Section 4.20. Customers, Suppliers, Distributors and Agents.

      Schedule 4.20 sets forth (a) the ten largest (in dollar value) purchasers of goods and/or services from the Company and (b) the ten largest (in dollar value) providers of goods and/or services to the Company the fiscal year ended December 31, 2006.

      Neither of the Shareholders has any Knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with the Persons listed on Schedule 4.20 or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

Section 4.21. Employee Benefit Plans.

      (a) No other corporation or other entity would now or in the past constitute a single employer within the meaning of Section 414 of the Code with the Company, except as listed on Schedule 4.21(a). The Company and any other entities which now or in the past constitute a single employer within the meaning of Section 414 of the Code are hereinafter collectively referred to as the "Company Group."

      (b) Schedule 4.21(b) contains a true and complete list of all of the following agreements or plans, if any, which are presently in effect or which have previously been in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively "Participants"), and indicating, with respect to each, the agreements or plans for which the Company currently maintains or contributes to or on behalf of its employees and the amount of the Company's total obligation thereunder:

                  (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

                  (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

The plans, programs, policies, or arrangements described in subparagraph (a) or
(b) above are hereinafter collectively referred to as the "Company Plans." There will be delivered to the Buyer true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with (A) all documents, including without limitation, Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (B) attorney's response to an auditor's request for information for each of the three most recently completed plan years; and (C) financial statements and actuarial reports, if any, for each Company Plan for the three most recently completed plan years.

      (c) Except as to those plans identified on Schedule 4.21(c) as tax-qualified Company Plans (the "Company Qualified Plans"), no member of the Company Group maintains or previously maintained a Company Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. The IRS has issued favorable determination letters to the effect that each Company Qualified Plan qualifies under Section 401(a) of the Code and that any related trust is exempt from taxation under Section 501(a) of the Code, and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan, if any, will be delivered to the Buyer. No Company Qualified Plan has been amended since the issuance of the most recent determination letter for such Company Qualified Plan. The Company Qualified Plans currently comply in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the IRS. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of IRC Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Any Company Qualified Plan which is required to satisfy Section 401(k)(3) and 401(m)(2) of the Code has been tested for compliance with, and has satisfied the requirements of, Sections 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

      (d) Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any Governmental Body, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Legal Requirements.

      (e) No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

      (f) No member of the Company Group maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA.

      (g) Any Company Plan can be terminated on or prior to the Closing Date without liability to any member of the Company Group or the Buyer, including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Balance Sheet.

      (h) Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Legal Requirements and Contracts to be paid as a contribution to each Company Plan. In conformity with GAAP, the Balance Sheet accurately reflects all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans.

      (i) No member of the Company Group has any past, present or future obligation or liability to contribute or has contributed to any multiemployer plan as defined in ERISA Section 3(37).

      (j) No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or ERISA
Section 406). All members of the Company Group and all "fiduciaries" (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA.

      (k) Each member of the Company Group has complied with the continuation coverage requirements of Section 4980B of the Code, Section K, Chapter 100 of the Code and ERISA Sections 601 through 608 ("COBRA"), and with the portability, access and renewability provisions of ERISA Sections 701 through 712.

      (l) No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

      (m) No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Code).

      (n) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

      (o) The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Participants may be entitled thereunder.

      (p) Other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider of the Company upon retirement or termination of employment under any Company Plan.

      (q) Since January 1, 2007, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any of the employees of the Company, other than in the Ordinary Course of Business and consistent with past practice; (ii) made any commitment and has not incurred any liability to any labor union; (iii) paid or agreed to pay any bonuses or severance pay; (iv) increased any benefits or rights under any Company Plan; or
(v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

Section 4.22. Powers of Attorney.

      Except as set forth on Schedule 4.22, no person has any power of attorney to act on behalf of the Company or either Shareholder in connection with any of the Company's or the Shareholders' properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

Section 4.23. Labor Matters.

      (a) Except as set forth in Schedule 4.23, the Company is not a party to any contract or collective bargaining agreement with any labor organization. Except as set forth in Schedule 4.23, no organizing effort or question concerning representation is pending regarding the employees of the Company, and no such question has been raised within the preceding three years.

      (b) All reasonably anticipated material obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company have been paid or adequately reserved for.

      (c) There is no basis for any material claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of the Company, and no such material charge or complaint is pending against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters which, if adversely determined for the Company would result in a Material Adverse Change.

      (d) The Company has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of the Company. The Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. The Company is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate governmental authorities.

Section 4.24. Personnel.

      (a) Schedule 4.24 (a) contains a list, as of the date hereof, of the following information for each full-time, part-time or temporary employee, officer, director or consultant of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status; current compensation; severance or other compensation to be paid as a result of termination of employment or upon a change of control; and the basis for determining any bonuses, commissions or similar payments. Schedule 4.24(a) also contains a list of all Contracts or letters evidencing employment to which the Company is a party, except for contracts which can be terminated without liability in excess of $10,000 upon not more than thirty (30) days notice. Such
Schedule 4.24(a) shall be updated by the Company to be complete and accurate in all material respects as of the Closing Date. The total aggregate obligation for severance and any other compensation that would be due as the result of a change of control or termination of all employment or consulting agreements (whether written or oral) relating to the Company employees, officers, directors, consultants and independent contractors does not exceed $200,000.

      (b) No employee or director of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect
(i) the performance of his duties as an employee or director, or (ii) the ability to conduct the Business. No director, officer, or other key employee of the Company intends to terminate his employment.

      (c) Schedule 4.24(c) contains a complete and accurate list of all retired employees or directors of the Company receiving benefits or scheduled to receive benefits in the future from the Company together with a description of such benefits.

Section 4.25. Environmental Matters.

      Except as set forth on Schedule 4.25, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has not transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by the Company on, into or beneath the surface of any parcel of real property in which the Company has (or will have after giving effect to the transactions contemplated hereby) an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a material adverse effect on the Business of the Company, taken as a whole.

Section 4.26. Tax Matters.

      (a) The Company has filed all Tax Returns that it was required to file or has obtained valid extensions of time to file such Tax Returns. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company have been paid or adequately reserved for. Except as set forth in
Schedule 4.26, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not already been timely filed (with due regard to such extension). No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (except for Taxes not yet due and owing).

      (b) The Company has withheld and paid all Taxes (other than taxes of a de minimus amount) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no pending or threatened claim by any authority for additional Taxes for any period for which Tax Returns have been filed. Schedule
4.26 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company (including Tax Returns filed by each Shareholder relating to Company activities) for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited by the respective taxing authority, and indicates those Tax Returns that currently are the subject of audit. There have been delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2003.

      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax (other than valid extensions of time to file Tax Returns) assessment or deficiency.

      (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) does not have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg.
Section 1-1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

      (f) The Company has maintained its status as a "small business corporation" within the meaning of ss. 1361(b) of the Code and any comparable provisions of state or local law at all times since January 1, 2003. The validity of the election of "S Corporation" status has not been challenged by the Internal Revenue Service nor is there any basis for such a challenge. Since the date of its incorporation, except as set forth in Schedule 4.26, the Company has not been taxed other than as a "small business corporation".

      (g) The Company has not agreed to, and is not required to include in its income, any adjustment pursuant to ss. 481(c) of the Code (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

      (h) The unpaid Taxes of the Company (i) did not, as of the Cutoff Date, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet dated December 31, 2006 (including any notes thereto), contained in the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

Section 4.27. Recent Dividends and Other Distributions.

      Except as set forth on Schedule 4.27, there has been no dividend or other distribution of assets or securities or payment, whether salary or bonus, whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the Shareholder by the Company since December 31, 2006.

Section 4.28. Inventory.

      The inventory of the Company as of the date hereof is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted. Current inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business consistent with past practice. Except as set forth in Schedule 4.28, all of the Inventory is of a quantity and quality maintained in the Ordinary Course of Business at regular prices or usable in the Ordinary Course of Business.

Section 4.29. Purchase and Sale Obligations.

      All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of the Company since the Cutoff Date have been made in the usual and Ordinary Course of its Business in accordance with normal practices. On the Closing Date, the Company shall deliver to Buyer a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than five (5) days prior to the Closing.

Section 4.30. Accounts Receivable and Accounts Payable.

      A true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Company as of the end of the calendar month preceding the date hereof has been furnished to the Buyer. Except as set forth on Schedule 4.30, all of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Company, and to the Shareholders' Knowledge, the accounts receivable are not and the accounts receivable as of the Closing Date will not be subject to any recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company and returns, in each case in the ordinary course of business consistent with past practice. Except as otherwise reflected or reserved for in the Financial Statements, to the Seller's Knowledge, such accounts receivable are collectible in the ordinary course of business.

Section 4.31. Brokers and Finders.

      Neither the Shareholders nor the Company, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Shareholders agree to indemnify, defend and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any other broker or finder may have in connection with this transaction as a result of actions taken by the Company or the Shareholders.

Section 4.32. Insider Interests.

      Except as set forth in Schedule 4.32, no Shareholder, officer or director of the Company is a party to any transaction with the Company including, without limitation, by being a party to any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such Shareholder, officer or director or to any trust, corporation or entity to which such person has any interest.

Section 4.33. Investment Intent.

      Each of the Shareholders is acquiring the Purchase Price Shares, for his or her own account, not for the benefit or account of any other person, for investment purposes only, and not with a view to, or in connection with any person to sell, transfer or pledge any part of the Purchase Price Shares, and neither of the Shareholders has any plan to enter into any such agreement or arrangement.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Shareholders as of the date hereof and as of the Closing Date:

Section 5.1. Organization and Good Standing; Power and Authority.

      The Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. The Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2. Corporate Authorization.

      The Buyer has full corporate power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the other Transaction Documents to which the Buyer is a party have been, or will be, duly executed and delivered by the Buyer and constitute (or when executed will constitute) the valid, legal and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.3. Conflicts; Defaults.

      The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Buyer do not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws;
(ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any governmental authority; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to the Buyer; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Buyer is a party or by which such party is bound and which would affect the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of the Buyer, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authorities, involving or that could reasonably be expected to restrain or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4. Brokers, Finders and Agents.

      Neither the Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Buyer agrees to indemnify, defend and hold the Shareholder harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by the Buyer or any of its officers, directors or employees.

Section 5.5 Litigation.

      Except as may be described in the SEC Reports (as defined below), there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or, to the Knowledge of Buyer, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have a material adverse effect on the Buyer, or to prevent the consummation of the transactions contemplated by this Agreement; nor to the Knowledge of the Buyer are there any facts which could reasonably be expected to give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which could have a material adverse affect, individually or in the aggregate, upon the Buyer, or prevent the consummation of the transactions contemplated by this Agreement. Except as may be disclosed in the SEC Reports, there is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Buyer is a party. Neither the Buyer nor any current officer, director, or employee of the Buyer has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice.

Section 5.6 SEC Reports; Financial Statements.

      Buyer has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") for the periods on or after January 1, 2006 (such filings, and any other filings made by the Company pursuant to the Securities Act (as defined below) are hereinafter referred to as the "SEC Reports", each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act), as the case may be, each as in effect on the dates such forms, reports and documents were filed. None of such SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of Buyer included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly and accurately present, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. Buyer has no material liabilities whether accrued or contingent, except as disclosed in the SEC Reports or which have arisen in the ordinary course of the Buyer's business since the date of the latest of such reports, except for such liabilities that will not cause a Material Adverse Change.

Section 5.7 Absence of Changes.

      Except as set forth on Schedule 5.7 or reflected in the SEC Reports, since September 30, 2006, there has not been: (i) any events, changes or effects with respect to Buyer or its subsidiaries that are outside the ordinary course of business; (ii) any declaration, payment or setting aside for payment of any dividend (except to Buyer or any subsidiary wholly owned by Buyer) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Buyer or any subsidiary; (iii) any return of any capital or other distribution of assets to stockholders of Buyer or its subsidiaries (except to Buyer or any subsidiary wholly owned by Buyer); (iv) any material change by Buyer to its accounting policies, practices, or methods; (v) any amendment to the certificate of incorporation or bylaws or other organizational documents of Buyer or its subsidiaries; (vi) any sale or transfer of any material portion of its assets or of any material asset, except in the ordinary course of business; (vii) pledge of any of its assets or otherwise permitted any of its assets to become subject to any Security Interest, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices; (viii) any commencement or settlement of material legal proceedings; (ix) any action taken by any public body or entity which affects, in any material respect, the business of Buyer.

Section 5.8 Compliance with Applicable Law.

      (a) Except as set forth in Schedule 5.8, Buyer and its subsidiaries hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from all governmental authority, and have filed all material notifications, registrations and listings to all governmental authority, all of which are in full force and effect (the "Buyer Permits"), except for failures to hold such permits, licenses, authorizations, variances, exemptions, orders and approvals and failures to have filed such notifications, registrations and listings, which would not reasonably be expected to have a Material Adverse Change. Buyer and its subsidiaries are in compliance with the terms of the Buyer Permits. Buyer has not received any notice from any governmental authority that the businesses of Buyer and its subsidiaries are being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations or possible violations which are not material to Buyer's business. To the Knowledge of Buyer, no investigation or review by any governmental authority with respect to Buyer or its subsidiaries is pending or threatened nor has any governmental authority indicated to Buyer an intention to conduct the same.

            (b) The transactions contemplated by this Agreement will not cause the revocation or cancellation of any Buyer Permit except for any such event that would not individually or in the aggregate be expected to reasonably cause a Material Adverse Change.

Section 5.9 No Consents Required.

      Except as set forth on Schedule 5.9, no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which the Buyer is a party, or the taking of any action herein contemplated. Except as set forth on
Schedule 5.9, no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature which the Buyer is party to or which the assets of Buyer are bound by or subject to, or from which the Buyer receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which the Buyer is a party, or the taking of any action by Buyer herein contemplated.

Section 5.10 Investment Intent.

      The Buyer is purchasing the Shares for its own account, not for the benefit or account of any other person, for investment purposes only, and not with a view to, or in connection with, the distribution or resale thereof. The Buyer has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Shares and the Buyer has no plans to enter into any such agreement or arrangement.

                                    ARTICLE 6
                      CERTAIN COVENANTS OF THE SHAREHOLDER

      The Shareholders hereby covenants and agrees with the Buyer that they shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date:

Section 6.1. Access and Information.

      The Shareholders will cause the Company to afford to the Buyer and the Buyer's accountants, counsel and other representatives reasonable access from time to time during normal business hours, after the provision of reasonable prior written notice thereof, throughout the period from the date hereof until the Closing Date to the properties, books, contracts, commitments, personnel, independent accountants and records of the Company. During such period, the Shareholders will cause the Company to furnish or make available to the Buyer and the Buyer's accountants, counsel and other representatives copies of such documents and all such other information concerning the Company as the Buyer reasonably may request. Within five (5) business days of their preparation, the Shareholders shall cause the Company to deliver to the Buyer all internal periodic financial reports prepared by the Company.

Section 6.2. No Solicitation or Negotiation.

            (a) Prior to the Closing or the termination of this Agreement, the Shareholders will not, and will not permit the Company, or any of its officers, directors, affiliates, employees, representatives or agents to, directly or indirectly:

            (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person other than the Buyer involving or relating to (A) any acquisition or purchase of any of the capital stock of the Company or a material portion of the assets of the Company or (B) any other extraordinary business transaction that would reasonably be expected to be inconsistent with, conflict with or otherwise have a material adverse effect on the consummation of the transactions contemplated hereby, or

            (ii) participate in any discussions, conversations, negotiations and other communications with any Person other than the Buyer regarding, or furnish to any other Person any non-public information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

      (b) The Shareholders will, and will cause the Company, and its officers, directors, affiliates, employees, representatives or agents to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted with respect to any of the foregoing prior to the date hereof.

      (c) The Shareholders promptly will notify the Buyer if either Shareholder, the Company or any officer, director, Affiliate, employee, representative or agent of the Company is approached with respect to, or are otherwise made aware of, any such discussions or any such inquiries or proposals and will, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Shareholders will not, and will not permit the Company to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of the Buyer.

Section 6.3. Conduct of the Business of the Company.

      (a) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer which consent shall not be unreasonably withheld or delayed, the Shareholders will cause the Company to use commercially reasonable efforts to preserve the Business in all material respects.

      (b) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, the Shareholders will cause the Company to continue the operation of the Business in the Ordinary Course consistent with past practices, and to use commercially reasonable efforts to maintain the assets, properties and rights of the Company in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear. Without limiting the generality of the foregoing, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, the Shareholders will not permit the Company to:

            (i) incur, discharge or satisfy any obligation or liability or any Security Interest, or claim, except in the ordinary course of business or in connection with the performance of this Agreement;

            (ii) incur any debt for borrowed money or increase the amount of any existing debt for borrowed money, other than in the ordinary course of business;

            (iii) increase or establish any reserve for taxes or other liabilities on its books or otherwise provide therefore, except for taxes or other liabilities arising in the Ordinary Course of Business since December 31, 2006; write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible; or voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices except as required by GAAP or applicable law;

            (iv) purchase, lease, sell, assign or transfer any material asset, property or business or waive or permit to lapse any material right, except in the Ordinary Course of Business; or make or authorize any capital expenditure in excess of $25,000;

            (v) make any loan to either Shareholder or any relative or Affiliate of the Shareholders, or declare, set aside or pay to the Shareholder any dividend or other distribution in respect of its capital stock, transfer any asset or pay any money to the Shareholder or any relative or Affiliate of the Shareholder other than (A) the payment of wages, salaries, bonuses and other benefits in the ordinary course of business to the Shareholder in his capacity as an employee of the Company and (B) to pay S-corporation taxes on the income of the Company; or enter into or agree to enter into any transaction with or for the benefit of the Shareholder or any relative or Affiliate of the Shareholder other than the transactions contemplated pursuant to this Agreement. Notwithstanding the foregoing, Buyer acknowledges that the Company may pay bonuses to members of the Gantt family and declare and pay dividends to the Shareholder, provided that the same do not cause the Company to fail to meet the condition set forth in
      Section 8.1(g) and shall be considered when computing the adjustment provided for in Section 2.3(c);

            (vi) reclassify or change in any manner the outstanding shares of capital stock of the Company or issue or agree to issue, sell, transfer, pledge, encumber or deliver any stock, bond, debenture or other security of the Company or any warrant, obligation, subscription, option, convertible security or other commitments under which any additional shares of capital stock of the Company may be authorized, issued or transferred from treasury except as contemplated by this Agreement and the other Transaction Documents;

            (vii) grant any increase in the compensation payable to any officer, director, consultant, employee or agent, except for increases in the compensation payable in the ordinary course of business to employees in amounts and at times consistent with past practice; enter into or amend any contract for the employment of any officer, employee or other person so that it may not be terminated upon 30 days notice or less without material liability to the Company; enter into any contract or collective bargaining agreement with any labor union; enter into or agree to enter into any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits, other than in the Ordinary Course of Business;

            (viii) enter into any contract, except in the Ordinary Course of Business, that is not terminable upon 30 days notice or less without material liability to the Company;

            (ix) extend credit to any customer in excess of amounts in accordance with past practice or depart from the normal and customary trade, discount and credit policies of the Company;

            (x) settle any material administrative or judicial proceedings;

            (xi) amend the certificate of incorporation or the bylaws of the Company in a manner that would adversely affect or delay the consummation of the transactions contemplated hereby; or

            (xii) make any investment in the assets or securities of any Person.

Section 6.4.  Compliance with Laws.

      The Shareholders will use commercially reasonable efforts to cause the Company to comply in all material respects with all applicable laws, statutes, judgments, decrees, injunctions, orders, writs, rules and regulations of any governmental authority.

Section 6.5. Insurance.

      The Shareholders will cause the Company to maintain its existing insurance policies in full force and effect.

Section 6.6. Permits.

      The Shareholders will use his commercially reasonable efforts to cause all Company Permits to remain in full force and effect. The Shareholders will cooperate in good faith with the Buyer and take such actions as may be reasonably required by the Buyer to enable the Company to conduct its Business under the Company Permits after the Closing in substantially the same manner as prior to the Closing.

Section 6.7. Other Changes.

      Except as otherwise expressly provided in this Agreement, the Shareholders will not take any action, and will use his commercially reasonable efforts to prevent the occurrence of any event within the control of the Company or the Shareholders, that would cause any representation or warranty contained herein to be untrue or incomplete in any material respect on or before the Closing Date. The Shareholders will give prompt written notice to the Buyer of any (i) change that would render any representation or warranty made by a Shareholder hereunder to be untrue or incomplete in any material respect as of the date of such change or (ii) Material Adverse Change.

Section 6.8. Approvals and Consents of Shareholders.

      The Shareholders shall use commercially reasonable efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, reasonably satisfactory in form and substance to Buyer, of such approvals and consents. The Shareholders shall also use reasonable efforts to ensure that the other conditions set forth in Article 8 hereof are satisfied by the Closing Date.

Section 6.9. Phase II Environmental Report.

      If required by the Buyer's lender and if the Phase I Environmental Site Assessment performed on the Company Real Property recommends that a Phase II Environmental Site Assessment ("Phase II") be performed, the Company will apply for and obtain a Phase II of the Company's Real Property. The Company will deliver to the Buyer a copy of all resulting Phase II reports promptly after receipt thereof. The cost of the Phase II shall be borne equally by Buyer and the Company.

                                    ARTICLE 7
                              ADDITIONAL COVENANTS

Section 7.1. Non-Competition

      For a period of five (5) years following the Closing Date (a) neither of the Shareholders, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, shall engage, directly or indirectly through any other person, in any business, enterprise or employment which competes with the business of the Company as conducted as of the date hereof and as of the date of the termination of the engagement of the Shareholder by the Company, (b) neither of the Shareholders shall, directly or indirectly, for herself or himself, or on behalf of or in conjunction with any other person, solicit or attempt to solicit the business or patronage of, or interfere with the business relationship of the Company, the Buyer and any of their respective subsidiaries with any customer of the Company, and (c) neither of the Shareholders shall directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of the Company, the Buyer and any of their respective subsidiaries to discontinue or alter his or her relationship with the Company, the Buyer and any of their respective subsidiaries.

      Each of the Shareholders acknowledges and agrees that the business of the Company is of a worldwide nature and that any geographic limitation on the foregoing covenant would be ineffective to adequately protect the interests of the Company. Each of the Shareholders further acknowledges and agrees that the foregoing covenant is an integral part of this Agreement, is fair and reasonable in light of all of the facts and circumstances of the relationship between the Shareholders, the Company and the Buyer. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court's determination.

Buyer acknowledges the John Gantt is a certified welding inspector and that nothing contained herein shall be deemed to prevent him from acting as a welding inspector for any entity not engaged in a business competitive with that of the Company or, in any event for any of Northrop Grumman, Boeing Corp., Lockheed Martin, Senior Flexonic and Sandia Laboratories.

Section 7.2 Further Assurances.

      Shareholders and Buyer covenant and agree to deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the request of any other party and without further consideration, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to carry out the provisions and intent of this Agreement.

Section 7.3 Approvals and Consents of Buyer.

      The Buyer shall use its reasonable efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to Shareholders copies, reasonably satisfactory in form and substance to Shareholders, of such approvals and consents. The Buyer shall also use its reasonable efforts to ensure that the other conditions set forth in Article 8 hereof are satisfied as of the Closing Date.

                                    ARTICLE 8
                              CONDITIONS OF CLOSING

Section 8.1. Conditions of the Buyer.

      The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Buyer:

      (a) The representations and warranties of the Shareholders set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Shareholders shall have duly performed in all material respects all agreements and covenants herein required to be performed by them on or before the Closing Date.

      (b) The Company shall not have suffered or incurred Material Adverse Change since the date hereof.

      (c) The Shareholders shall have furnished the Buyer with certificates, executed by the Shareholders and dated the Closing Date, confirming the matters expressed in Section 8.1(a) and (b).

      (d) The Shareholders shall have furnished to the Buyer (i) certificates of the Secretary of State of the State of New York, dated as of a date not more than five business days prior to the Closing Date, attesting to the organization, qualifications to do business and good standing of the Company and
(ii) a certificate of the Secretary of the Company, certifying to the Articles of Incorporation and By-laws of the Company.

      (e) All approvals and consents of third parties required by the Shareholders to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Buyer and its counsel. The Shareholders shall have furnished to the Buyer, in form and substance reasonably satisfactory to the Buyer, (i) executed consents to the sale of the Shares to the Buyer from the applicable governmental authority, customer or other person under any Contract or Permit that purported to restrict, directly or indirectly, any sale or transfer of the Shares and (ii) executed waivers from the applicable governmental authority, customer or other person of any right to terminate or to restrict the rights or powers of the Company or any Subsidiary under any Permit upon any such sale or transfer.

      (f) John Gantt shall have entered into the Consulting Agreement (as defined below) and the Shareholders shall have entered into the Escrow Agreement.

      (g) The Buyer shall have received an opinion, dated the Closing Date, of counsel to the Shareholders and the Company in substantially the form of Exhibit C annexed hereto.

      (h) Such members of the Board of Directors and such officers of the Company as may be designated by the Buyer prior to the Closing Date shall have tendered their resignations, effective at the Closing, as such directors and officers.

      (i) The Shareholders, and each officer and director of the Company shall have executed and delivered releases, in form and substance reasonably satisfactory to the Buyer, releasing the Company from any liability or obligation owed by the Company to such person as of the Closing Date, other than obligations arising under this Agreement and the Transaction Documents.

      (j) The Company and the Shareholders shall have delivered to the Buyer such other certificates, documents, and instruments as the Buyer may reasonably request in connection with the consummation of the Agreement.

      (k) The Company shall have sufficient, detailed and organized records to allow the Buyer to prepare such audited financial statements as are required for the Buyer to satisfy its reporting requirements under the Securities Exchange Act of 1934.

      (l) The Buyer shall have secured the consent of PNC Bank, or any successor or replacement lender thereto, to the consummation of the transactions contemplated hereby.

      (m) The Company shall have obtained an extension of the Lease on its premises to December 31, 2007, upon terms and conditions reasonably acceptable to the Buyer. The Buyer acknowledges that terms comparable to those in effect as of the date hereof are satisfactory.

Section 8.2. Conditions of the Shareholders.

      The obligation of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Shareholder):

      (a) The representations and warranties of the Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Buyer shall have duly performed in all material respects all agreements and covenants herein which are required to be performed by the Buyer on or before the Closing Date.

      (b) The Buyer shall have furnished the Shareholders with a certificate, executed on behalf of the Buyer by one of its executive officers and dated the Closing Date, confirming the matters expressed in Section 8.2(a).

      (d) All consents of third parties required for the Buyer to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Shareholders.

      (e) The Buyer shall have executed and delivered a Consulting Agreement for John Gantt, providing for an initial term of six-months, subject to extension for an additional three months upon mutual agreement of the parties, with compensation of $30,000 per month for no more than twenty (20) hours of work per week, a covenant not-to-compete with the Buyer and the Company for a period of five years, and such other terms as may be agreed to by the Buyer and Mr. Gantt (the "Consulting Agreement") substantially in the form annexed hereto as Exhibit D.

      (f) The Buyer and the Shareholders shall have entered into a Registration Rights Agreement substantially in the form annexed hereto as Exhibit E, pursuant to which the Buyer has agreed to provide certain piggy-back registration rights under the Securities Act, in connection with the Purchase Price Shares (the "Registration Rights Agreement").

      (g) The Buyer and the Shareholder shall have entered into the Escrow Agreement and a Pledge Agreement mutually acceptable to the Shareholders and Buyer granting a security interest and pledge in and to the Shares as security for the Buyer's obligations under the Note, subject and subordinate to the first priority lien and security interest of Buyer's senior lender or lenders, shall have been executed by Buyer, together with any additional documents and agreements which the Shareholders may reasonably request to evidence and perfect such pledge, including but not limited to, a control agreement, acknowledgement of pledge and UCC financing statements.

      (h) The Buyer shall have obtained an assignment of the lease for the Company's current facilities or shall have provided the Shareholder with reasonable security as to any claim that may arise thereunder as a result of the consummation of the transaction contemplated hereby

                                    ARTICLE 9
                           AGREEMENTS REGARDING TAXES

Section 9.1. Tax Returns.

      The Buyer will prepare or cause to be prepared any Tax Returns of the Company that are due or may be filed by the Company from and after the Closing Date, other than any income Tax Returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by the Shareholders (at their expense) and delivered in a timely manner to the Buyer. If the Shareholders fail to deliver to the Buyer any Tax Return contemplated by the first sentence of this Section, the Buyer will prepare such Tax Returns or cause them to be prepared at the expense of the Shareholders. In the case of Tax Returns prepared by the Buyer, the Buyer will provide the Shareholders with drafts of any such Tax Returns that include any period ending on or prior to the Closing Date no later than 30 days before their due date (with regard to extensions actually granted) and will permit the Shareholders to review, comment on and approve such draft Tax Returns. The Shareholders will not unreasonably withhold or delay his approval to any such draft Tax Returns. In the case of Tax Returns of the Company prepared by the Shareholders, the Shareholders will prepare such Tax Returns consistent with past practice and in accordance with applicable law, will provide to the Buyer drafts of any such Tax Returns that include any period ending on the Closing Date at least 30 days before the due date thereof, with regard to extensions actually granted, and will permit the Buyer to review, comment on and approve such draft Tax Returns. The Buyer will not unreasonably withhold or delay its approval to any such draft Tax Returns and, after such approval, will execute and file such Tax Returns. The Buyer will cooperate with the Shareholders with respect to any information or documentation reasonably required by the Shareholders in preparing such Tax Returns. For the avoidance of doubt, the Shareholders shall be responsible for payment of all taxes attributed to the activities of the Company up to the Closing Date.

Section 9.2. Cooperation on Tax Matters.

      The Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Shareholders shall, and shall cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                                   ARTICLE 10
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1. Survival.

      The representations and warranties, set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of eighteen (18) months after the Closing Date (the "Warranty Period") and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Shareholders, as the case may be, in accordance with Section 10.6 and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, solely with respect to the representations and warranties regarding Taxes (Section 4.28), ERISA matters (Section 4.24), and environmental matters (section 4.27), the applicable Warranty Period shall be the applicable statute of limitations.

Section 10.2.  Indemnification by the Shareholders.

      Subject to the provisions of Section 10.5 below, each Shareholder hereby covenants and agrees with Buyer that such Shareholder shall indemnify Buyer and its shareholders, respective directors, officers, employees and Affiliates of Buyer, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from: (i) any claim, liability, obligation or expense arising out of or related to the operation of the Company's Business on or prior to the Closing Date not reflected in the Financial Statements or herein, and (ii) any breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Company or a Shareholder made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 10.3. Indemnification by Buyer.

      Buyer hereby covenants and agrees with the Shareholders that Buyer shall indemnify the Shareholders (the "Shareholder Indemnified Party") and hold them harmless from, against and in respect of any and all Damages incurred by the Shareholder Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 10.4. Right to Defend.

      If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Shareholder Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"). It is a condition precedent to the applicable indemnifying party's obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall only relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to retain its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

Section 10.5 Limitation on Rights of Indemnification.

            (a) No Buyer Indemnified Party shall have the right to indemnification under this Agreement unless and until the aggregate amount of any and all such indemnification claims made by the Buyer Indemnified Party under this Agreement exceeds $150,000 (the "Basket"), at which time the Buyer Indemnified Party shall be entitled to the entire amount in excess of the Basket; provided, however, that the Basket shall not apply to (i) breaches of the covenants or agreements set forth herein; (ii) claims arising out of fraud.

            (b) The aggregate liability of the Shareholders pursuant to this
Article X shall not exceed $2,000,000; provided, however, that the provisions of this Section 10.5(b) shall not apply to: (i) breaches of Shareholders' representations and warranties relating to tax matters, ERISA matters and environmental matters; (ii) breaches of the covenants or agreements set forth herein and (iii) claims arising out of fraud.

            (c) Except in the event of fraud, the remedies provided in Sections 10.2, 10.3 and 11.2 hereof shall be the sole and exclusive remedies of the Buyer Indemnified Party and Shareholder Indemnified Party from and after the Closing in connection with any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, that, nothing contained herein shall prevent any party from seeking equitable remedies (including specific performance or injunctive relief) in connection therewith.

Section 10.6. Subrogation.

      If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      If a Shareholder shall have paid a Buyer Indemnified Party for an indemnified claim arising out of Section 4.21 hereof or otherwise, and the Buyer Indemnified Party or the Company subsequently receives payment under insurance policies (existing prior to the Closing) covering such claim, the Buyer Indemnified Party shall repay to the Shareholder the amount of such prior payment made by the Shareholder; provided, however, such repayment shall not exceed the actual amount received by the Buyer Indemnified Party under such policy, less all reasonable fees (including attorneys' fees) incurred by the Buyer Indemnified Party in pursuing and collecting under such policy.

Section 10.7. Escrow.

      The Escrow Shares (valued as provided in the Escrow Agreement for purposes of satisfying any Damages incurred by the Buyer) (the "Indemnity Amount") shall be held in escrow pursuant to the Escrow Agreement. The Escrow Shares will be released from such account pursuant to the Escrow Agreement and Section 10.8 hereof.

Section 10.8. Release of Escrow Shares.

      In the event there is no claim for indemnification against the Shareholders pursuant to this Article 10 which is outstanding or has not been finally settled or resolved (each such claim an "Unresolved Claim") on the date that the Warranty Period expires, or the next Business Day if such date is not a business day (the "Distribution Date"), the Escrow Shares shall be distributed to the Shareholder. In the event one or more Unresolved Claims shall exist on the Distribution Date, an amount of Escrow Shares equal in value as of the Distribution Date to the Indemnity Amount minus the amount of such Unresolved Claims shall be distributed to the Shareholders; provided, however, that all amounts withheld with respect to Unresolved Claims shall be disbursed to the Shareholders immediately upon resolution thereof to the extent that the Shareholders are relieved from liability.

                                   ARTICLE 11
                                   TERMINATION

Section 11.1. Termination Events.

      Subject to the provisions of Section 11.2, this Agreement may be terminated by written notice given at or prior to the Closing Date in the manner hereinafter provided:

      (a) by either the Buyer or the Shareholders if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and, after notice of such default has been received by the defaulting party, such default cannot be cured prior to the Closing Date, or the date that is fifteen (15) days after the receipt of such notice, whichever is later, and has not been waived;

      (b) (i) by the Buyer if all of the conditions set forth in Section 8.1 shall not have been satisfied on or before the Closing Date, other than through failure of the Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date; or

            (ii) by the Shareholders, if all of the conditions set forth in
      Section 8.2 shall not have been satisfied on or before the Closing Date, other than through failure of the Shareholder to fully comply with their obligations hereunder, and shall not have been waived by the Shareholder on or before such date.

      (c) by mutual consent of the Buyer and of the Shareholders; or

      (d) by either the Buyer or the Shareholders if the Closing shall not have occurred, other than through failure of such party to fulfill its obligations hereunder, on or before May 30, 2007.

Section 11.2. Effect of Termination.

      In the event that this Agreement shall be terminated pursuant to Section 11.1(c) or (d), all further obligations of the Buyer and the Shareholders shall terminate without further liability of either party. If this Agreement is terminated by either party as a result of a breach by the other of any of its representations, warranties or covenants contained herein, in addition to such other remedies it may have at law, the non-breaching party shall be entitled to seek specific performance without the necessity of providing such bond as may otherwise be required by the Court

                                   ARTICLE 12
                                  MISCELLANEOUS

Section 12.1. Expenses.

      Except as and to the extent otherwise provided in this Agreement, if the transactions contemplated by this Agreement are not consummated, the Shareholders and Buyer shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

Section 12.2. Waivers.

      No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

Section 12.3. Binding Effect; Benefits.

      This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, the Buyer Indemnified Party, the Shareholder Indemnified Party or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 12.4. Assignment; Delegation.

      No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties; provided, however, that at Closing Buyer may assign this Agreement to an entity in which Buyer holds and continues to hold a greater than ninety percent (90%) equity interest, without the prior written consent of the Company and the Shareholders, provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement. Any assignment or delegation in violation of this Section 12.4 shall be null and void.

Section 12.5. Notices.

      All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

            If to the Buyer, to:
            Gales Industries Incorporated
            1479 North Clinton Avenue
            Bay Shore, NY 11706
            Attn: Michael Gales
            Fax: 212-639-1509

            With a copy to:
            Eaton & Van Winkle LLP
            3 Park Avenue,
            New York, NY  10016
            Attn:  Vincent J. McGill, Esq.
            Fax: 212-779-9928

or at such other address as the Buyer may have advised the other parties hereto in writing; and

            If to either Shareholder, to:
            Lugenia Gantt or John Gantt
            c/o Welding Metallurgy, Inc.
            31 Lamar Street
            West Babylon New York

            With copies to:
            Adam P. Silvers, Esq.
            Ruskin Moscou Faltischek, P.C.
            1425 Reckson Plaza
            Uniondale, New York 11556
            (516) 663-6519 direct
            (516) 663-6719 fax
or at such other address as the Shareholder may have advised the Buyer in writing; and

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next day after the sending thereof (if by overnight courier).

Section 12.6. Entire Agreement.

      This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements, statements, representations or promises, oral and written, among the parties hereto with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

Section 12.7. Headings; Certain Terms.

      The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

Section 12.8. Counterparts.

      This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 12.9. Governing Law.

      This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a proper New York State court and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

Section 12.10. Severability.

      If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.11. Amendments.

      This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

Section 12.12. Transaction Taxes.

      The Shareholders shall pay any and all taxes arising out of the transfer of the Shares to the Buyer and imposed upon the Shareholder regarding the sale of the Business and transfer of ownership thereof to Buyer.

Section 12.13. Exhibits and Schedules.

      The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

Section 12.14. Press Releases and Public Announcements.

      Except as required by applicable law, rule or regulation, neither the Buyer nor the Shareholders will issue any press release or make any public announcement disclosing the execution and delivery of this Agreement. Notwithstanding the foregoing, the Buyer shall be permitted to file a Current Report on Form 8-(k) with the Securities and Exchange Commission advising of the execution and delivery of this Agreement and issue a press release, the substance of which shall be subject to the consent of the Shareholders, not to be unreasonably withheld, in connection with such filing.

Section 12.15. Survival.

      On termination of this Agreement and the payment of all amounts, if any, that may be due in accordance with Section 11.2, all of the rights and obligations of the parties hereunder shall expire.

                  [Remainder of pager intentionally left blank]

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

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.


                          GALES INDUSTRIES INCORPORATED

                          By:
                              ------------------------------
                              Name: PETER RETTALIATA
                              Title: President


                          ----------------------------------
                          LUGENIA GANTT


                          ----------------------------------
                          JOHN GANTT


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